UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2010

GENERAL MARITIME CORPORATION
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34228	66-071-6485
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

299 Park Avenue New York, NY (Address of Principal Executive Offices)	10171 (Zip Code)
Registrant’s telephone number, including area code: (212) 763-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Vessel Acquisition Agreements
On June 3, 2010, General Maritime Corporation (the “Company”) entered into agreements to purchase seven tankers, consisting of five VLCCs built between 2002 and 2010 and two Suezmax newbuildings from subsidiaries of Metrostar Management Corporation (“Metrostar”) for an aggregate purchase price of approximately $620 million. The purchases are subject to additional documentation and customary closing conditions and the vessels are expected to be delivered between July 2010 and April 2011.
One of the VLCCs under these agreements is currently employed under a time charter with an expiration date of January 2011 at a gross rate of $32,500 per day. Another VLCC is currently employed under a time charter with an expiration date of February 2011 with a six month renewal option at a gross rate of $33,500 per day and $41,000 per day for the option period. The Company expects to take delivery of these two VLCCs with the associated time charter contracts. In this connection, the Company expects to obtain the approval of the charterers to novate the associated time charter contracts prior to their delivery. Two other VLCCs are currently employed under time charters with expiration dates of September 2010. The Company expects to take delivery of these two other VLCC’s in October 2010 after expiration of the time charters.
The obligations of the parties under the acquisition agreements are subject to the completion of an equity issuance by the Company as well as the Company obtaining necessary financing, in each case on or prior to June 24, 2010. The purchase agreements provided that, in the event the Company is unable to raise the full amount of the purchase price, it is obligated to purchase vessels in an amount equal to the financing raised. The Company understands that the condition that it obtain necessary financing has been satisfied by its entry into a Commitment Letter for a Proposed New Credit Facility with a maximum borrowing amount of $372 million, which is discussed further below. The Company is seeking an amendment to its existing 2005 Credit Facility in order to incur indebtedness in connection with the proposed vessel acquisitions. The Company has been in discussions with its lenders and anticipates that such an amendment will be entered into during the second quarter of 2010. In the event that the Company is unable to complete an equity issuance or enter into or borrow under the Proposed New Credit Facility, the Company’s ability to complete the proposed vessel acquisitions will be materially adversely affected. There can be no assurance that the Company will enter into the Proposed New Credit Facility, or that if the Company does so, that it will be able to borrow all or any of the amounts committed thereunder. The Company may be liable for damages if the proposed vessel acquisitions fail to close as a result of the Company’s unwillingness, inability or other failure to pay the purchase price under the acquisition agreements.
Item 7.01. Regulation FD Disclosure.
Attached and incorporated herein by reference as Exhibit 99.1 is a copy of a press release of the Company reporting entry into the Acquisition Agreements and the Commitment Letter described below.
The information set forth under Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 8.01. Other Events.
Proposed New Credit Facility

In connection with proposed vessel acquisitions, on June 8, 2010, the Company entered into a commitment letter (the “Commitment Letter”) with Nordea Bank Finland plc, New York Branch (“Nordea”) and DnB NOR Bank ASA to serve as joint lead arrangers and joint bookrunners of a new $372 million senior secured credit facility (the “Proposed New Credit Facility”) primarily to fund a portion of the purchase price for the vessels to be acquired. Nordea will serve as sole administrative agent and collateral agent for the Proposed New Credit Facility. The Commitment Letter contemplates a five-year $372 million senior secured credit facility, which would be comprised of a senior secured delayed-draw term loan facility in the aggregate principal amount of up to $372 million, $50 million of which would convert to a revolving credit facility. The Company plans to borrow the full amount under the Proposed New Credit Facility for the proposed vessel acquisitions.
A newly formed subsidiary of the Company would be the borrower under the Proposed New Credit Facility and the Company and certain of its subsidiaries would guarantee the borrower’s obligations thereunder. The Proposed New Credit Facility would have a maturity date of five years after the date on which definitive documentation for the facility is executed, and borrowings under the facility would bear interest at LIBOR plus an applicable margin of 3.0%. The Commitment Letter contemplates that the Proposed New Credit Facility will limit the amount of dividends that the Company is permitted to declare or pay in respect of any fiscal year to an aggregate of $30 million. The Proposed New Credit Facility is also expected to require the Company to comply with a number of customary covenants, including financial covenants related to liquidity, consolidated net worth, and collateral maintenance; delivery of quarterly and annual financial statements and annual projections; maintaining adequate insurances; compliance with laws (including environmental); compliance with ERISA; maintenance of flag and class of the initial vessels; restrictions on consolidations, mergers or sales of assets; limitations on liens; limitations on additional indebtedness; restrictions on paying dividends; prohibitions on transactions with affiliates; and other customary covenants.
The Proposed New Credit Facility is subject to definitive documentation and customary closing conditions; accordingly, no assurance can be given that the Proposed New Credit Facility will be procured on the terms, including the amount available to be borrowed, described above, or at all.
Proposed Change in Dividend Policy
In connection with the potential financing transactions for the proposed vessel acquisitions and the restrictions on dividends contemplated by the Commitment Letter, the Company expects its board of directors to approve a change in the Company’s quarterly dividend policy for the Company’s common stock to reduce the Company’s current fixed quarterly target dividend of $0.125 per share to a fixed target amount such that the aggregate amount the Company shall pay or declare during any fiscal year shall not exceed $30 million.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 9, 2010.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in the

Company’s view, could cause actual results to differ materially from the forward looking statements contained in this Current Report on Form 8-K are the following: the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels; completion and funding of financing on acceptable terms; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law, restrictions under the Company’s existing Credit Facility and indenture governing the Company’s Senior Notes and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary. The Company’s dividend policy may be changed at any time by its Board of Directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, General Maritime Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION DATE: June 9, 2010
By:	/s/ Jeffrey D. Pribor
Jeffrey D. Pribor
Executive Vice President, Chief Financial Officer